As filed with the Securities and Exchange Commission on August 30, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pure Storage, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1069557
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Castro Street, Suite 400
Mountain View, California
94041
(Address of principal executive offices, including zip code)

_____________________________________

Pure Storage, Inc. Amended and Restated
2015 Employee Stock Purchase Plan

(Full title of the plan)
_____________________________________

Charles Giancarlo
Chief Executive Officer
Pure Storage, Inc.
650 Castro Street, Suite 400
Mountain View, California 94041
(800) 379-7873

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark P. Tanoury John T. McKenna Seth J. Gottlieb Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Joseph FitzGerald Vice President & General Counsel Todd Wheeler Associate General Counsel Pure Storage, Inc. 650 Castro Street, Suite 400 Mountain View, California 94041 (800) 379-7873

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	5,000,000	$13.17	$65,850,000	(2)	$7,982

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Pure Storage, Inc. (“Pure”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Pure's Class A common stock.

(2)
Estimated in accordance with 457(c) and Rule 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $15.49 ($13.17), the average of the high and low prices of Pure’s Class A common stock as reported on the New York Stock Exchange on August 28, 2019. Pursuant to the 2015 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

EXPLANATORY NOTE

These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statements on Forms S-8 (File No. 333-207315, File No. 333-210417, File No. 333-220396, File No. 333-223927 and File No. 333-230248) (collectively, the "Prior Forms S-8") were filed with the Securities and Exchange Commission (the "Commission") on October 7, 2015, March 25, 2017, September 8, 2017, March 26, 2018, and March 14, 2019, respectively.

PART II

ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Pure with the Commission are incorporated by reference into this Registration Statement:

(a)    Pure's Annual Report on Form 10-K for the fiscal year ended January 31, 2019 filed on March 26, 2019;

(b) All other reports of Pure filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by Pure’s Annual Report referred to in (a) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information);

(c)    The description of Pure's Class A common stock which is contained in a registration statement on Form 8-A filed on September 25, 2015 (File No. 001-37570) under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(d)    All other reports and documents subsequently filed by Pure pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Forms S-8 are incorporated herein by reference and made a part hereof.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this Registration Statement, attorneys of Cooley LLP beneficially own an aggregate of approximately 30,000 shares of Pure’s Class A common stock.

ITEM 8.    EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation.	10-Q	001-37570	3.1	12/11/2015
4.2	Amended and Restated Bylaws.	S-1	333-206312	3.4	9/9/2015
4.3	Form of Class A Common Stock Certificate.	S-1	333-206312	4.1	9/9/2015
5.1*	Opinion of Cooley LLP.	-	-	-	-
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).	-	-	-	-
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	-	-	-	-
24.1*	Power of Attorney (included on the signature page of this Form S-8).	-	-	-	-
99.1	Pure Storage, Inc. Amended and Restated 2015 Employee Stock Purchase Plan.	10-Q	001-37570	10.1	8/30/2019

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 30th day of August, 2019.

PURE STORAGE, INC.

By:	/s/ Charles Giancarlo
Charles Giancarlo Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Giancarlo and Timothy Riitters, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Giancarlo	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	August 30, 2019
Charles Giancarlo
/s/ Timothy Riitters	Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2019
Timothy Riitters
/s/ Scott Dietzen	Vice Chairman and Director	August 30, 2019
Scott Dietzen
/s/ John Colgrove	Chief Technology Officer and Director	August 30, 2019
John Colgrove
/s/ Mike Speiser	Director	August 30, 2019
Mike Speiser
/s/ Jeff Rothschild	Director	August 30, 2019
Jeff Rothschild
/s/ Mark Garrett	Director	August 30, 2019
Mark Garrett
/s/ Anita M. Sands	Director	August 30, 2019
Anita M. Sands
/s/ Frank Slootman	Director	August 30, 2019
Frank Slootman
/s/ Susan Taylor	Director	August 30, 2019
Susan Taylor
/s/ Roxanne Taylor	Director	August 30, 2019
Roxanne Taylor